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                                                                    EXHIBIT 23.1



                              CONSENT OF KPMG LLP


The Board of Directors
Western Water Company:

We consent to incorporation by reference in the registration statements (Nos. 333-71616, 333-28759, 333-19595, 333-10367, 33-47606, 33-64750, 33-74278,
33-80137 and 33-88062) on Forms S-3 and S-8 of Western Water Company of our report dated June 27, 2003, relating to the consolidated balance sheets of Western Water Company and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Annual Report on Form 10-K of Western Water Company.

Our report dated June 27, 2003 contains an explanatory paragraph that states that the Company is dependent upon uncommitted sales of Cherry Creek Project Water Delivery Contract Units or assets in order to generate cash for operations, which dependence raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /S/ KPMG LLP







San Francisco, California
June 30, 2003